BellSouth Investor News


INSIDE:
Data - $1.1B in data revenues
The Communications Group - led by growth in digital and data revenues Domestic Wireless - Cingular delivers strong revenue and EBITDA growth Latin America Group - delivers strong operating cash flow growth
Worldwide Wireless
Additional Details


                                BellSouth Reports
                             Second Quarter Earnings

-  DSL customers increase to 381,000
-  Cingular Wireless exceeds 21.2 million total customers

-  Latin America customer base surpasses 8 million

-  Data revenues grow 25 percent


ATLANTA, July 23, 2001 - With continued growth in its broadband, data and wireless businesses, BellSouth Corporation (NYSE: BLS) reported normalized earnings per share (EPS) of 52 cents in the second quarter of 2001, including a 5-cent reduction related to previously disclosed foreign currency losses associated with U.S. dollar denominated debt. Without that impact, normalized EPS would have been 57 cents. Normalized EPS in the same quarter a year ago was 56 cents.

As previously disclosed, the second quarter reflected the impact of BellSouth's accelerated growth initiatives in domestic broadband and Latin America wireless. The company's 2001 ramp-up of DSL high-speed Internet access service reduced EPS an incremental 2 cents compared to the second quarter of 2000. BellSouth's wireless operations in Colombia, which were acquired in July 2000 and not included in the second quarter a year ago, also reduced EPS 2 cents.


The Colombia acquisition created the first nationwide mobile cellular operator in that country, covering a total of 41 million people and serving 777,000 BellSouth equity customers. BellSouth's rapid DSL ramp-up will allow the company to nearly triple its high-speed access customers to 600,000 at the end of 2001 (compared to 215,000 at year-end 2000).

BellSouth added 78,000 high-speed Internet access customers in the second quarter, finishing with 381,000 DSL customers, on track toward its year-end target. By December 31, 2001, DSL will be available to 70% of BellSouth's households through more than 1,000 equipped central offices. BellSouth leads the industry in the percentage of DSL-capable households (59% at June 30).

Adjusted to include BellSouth's 40 percent share of Cingular Wireless, revenues of $7.4 billion increased 8.9 percent compared to the second quarter of 2000. Driving overall revenue growth were data revenues totaling $1.1 billion, an increase of 25.3% compared to the same quarter a year earlier. DSL and other broadband and Internet services represented nearly 15 percent of total revenues.

Worldwide wireless customer growth was another strong driver. Including Cingular, BellSouth now provides wireless services to 44.7 million total customers in 16 countries. On a proportionate basis, BellSouth's wireless customers around the world numbered 19.2 million at June 30, an increase of 5.7 million, or 41.9%, compared to the second quarter of 2000. At June 30, Cingular had 21.2 million cellular and PCS total customers, an annual growth rate of 16.9%. In Latin America, BellSouth had over 8 million customers (consolidated basis), an annual growth rate of 43.4%. Through its international operations and its domestic joint venture, Cingular, BellSouth's wireless licenses reach a total population globally of more than 556 million.

Total operating expense grew 11.3% in the quarter, impacted by growth in domestic wireless and BellSouth's accelerated growth initiatives in DSL and Colombia. Higher domestic wireless expenses were driven by growth in Cingular adds coupled with new product introductions.


Complete financial statements and the second quarter 2001 earnings press release can be accessed at www.bellsouth.com/investor

Normalized Earnings Summary
                             2Q01   2Q00   %chg      YTD01    YTD00    %chg
EPS - Reported Diluted      $0.47  $0.56  -16.1%     $0.94    $1.09   -13.8%
 Adjustment to ISP Accrual   0.05                     0.05
 Loss on sale of Qwest
  Common Stock                                        0.02
 Post-retirement benefit
  expense                                             0.02
 Loss from wireless video
  business                                            0.01
 Gain on E-Plus
  restructuring                                               -0.04
 Severance accrual                                             0.03
EPS - Normalized (1)        $0.52  $0.56   -7.1%     $1.03    $1.08    -4.6%
 Colombia initiative        $0.02                    $0.05
 DSL Impact                  0.02                     0.04
 Foreign currency losses     0.05                     0.08
Normalized EPS Adjusted
 for Colombia, DSL & FX     $0.61  $0.56    8.9%     $1.20    $1.08    11.1%

(1) Normalized EPS for year-to-date 2001 does not sum due to rounding.
(2) See press release for an explanation of the normalizing items.








Data
$1.1B in data revenues

BellSouth continues to systematically transform its core network from analog voice to digital data through targeted and disciplined technology investments. Nearly $9 out of every $10 of Communications Group capital expenditures in the first half of 2001 are doing double duty to enable New Economy products and services, while improving existing services, driving down unit expenses and increasing asset productivity. BellSouth's network has over 3.8 million miles of fiber, more than 20,000 SONET rings and about 700 broadband switches.

The marketplace has responded to this data-centric transformation. Two-thirds of BellSouth's network traffic is now data. In the second quarter, total equivalent access lines (including traditional switched lines as well as broadband data services) grew 25%. Equivalent business lines grew 36%. BellSouth's innovative products and services help drive customer demand for data services, as we help customers migrate from traditional voice lines to broadband and other high-speed digital products.

BellSouth produced record quarterly data revenues of $1.1 billion in the three months ended June 30, 2001, a 25% growth rate. In addition to DSL on the consumer side, the main drivers of data revenue growth continue to be business products such as BellSouth's branded LightGate(R) service, which integrates data, and video and voice over a fiber-based private line, giving businesses the equivalent of 672 circuits. In addition, SMARTRing(R) service

helped  drive  growth  in  data   revenues.   SMARTRing   provides  a  dedicated
high-capacity network connecting multiple customer locations and BellSouth central offices. The service automatically detects and self-heals failures, ensuring a continuous flow of data.

On a sequential quarter basis, DSL customers increased 26% to 381,000 - bringing online an average of over 1,200 customers per business day. BellSouth will accelerate this growth rate in the second half and expects to reach 600,000 DSL customers by the end of 2001. BellSouth continues to install next-generation DSLAMs, achieving significant improvement in cost performance per line.

[GRAPHIC depicting quarterly Data Revenue growth inserted here. ]
  (Dollars in  Millions)
        2Q00 - $869
        3Q00 - $894
        4Q00 - $960
        1Q01 - $1,034
        2Q01 - $1,089
 Text - BellSouth Grew data revenues 25% over 2Q00, representing nearly 15%
        of total revenues.
[END OF GRAPHIC]


Over 90% of new residential customers are opting to install DSL themselves, with nearly 90% successfully completing the installation - completely eliminating the need for a costly "truck roll." We've enhanced the popular self-install option by deploying BroadJump's broadband solutions tool kit, which allows BellSouth to monitor, test and maintain a customer's DSL connection. The tool kit also enables customers to determine if their system can support a broadband connection, provides customer instructions to establish connectivity, and helps customers solve routine connection problems, often without helpdesk support.

[GRAPHIC depicting growth in DSL Lines inserted here. ]
  (In Thousands)
        2Q00 -   74
        3Q00 -  134
        4Q00 -  215
        1Q01 -  303
        2Q01 -  381
 Text - BellSouth Grew DSL lines 26% sequentially in 2Q01
[END OF GRAPHIC]

To spur DSL growth further, BellSouth will soon introduce a program with Dell to jointly market broadband-enabled computers with a pre-installed DSL modem and pre-loaded BellSouth(R) FastAccess(R) software, giving customers simple and easy plug-and-play broadband.

During the second quarter, BellSouth opened a new DSL FastAccess Solutions Development Lab. The lab is testing all customer premise equipment (CPE) for high-speed compatibility, function and reliability. The facility also conducts standardized testing for new software drivers and operating systems, develops installation and trouble-shooting guides for technicians and helpdesk agents, and helps resolve complex configuration problems. BellSouth studied the major issues causing customers to call the helpdesk and structured the new lab to address these common problems. This approach creates a better experience for the customer and reduces BellSouth's costs.

[GRAPHIC depicting DSL deployment status growth inserted here. ]
                     DSL Deployment Stats

                       Actual at       Actual at       Target at
                        12/31/00        06/30/01        12/31/01

Markets                    46              63               63

CO's Equipped             508             800             >1,000

Customers (000)           215             381              600

HHs Passed                45%            nearly 60%        >70%

Lines Passes             >10M             over 12M        >15.5M

[END OF GRAPHIC]



In June, in South Florida, BellSouth activated the BellSouth MIXSM, or Multimedia Internet Exchange, the only optically-switched Network Access Point in the country. The MIX greatly improves the transmission and exchange of Internet data between major ISPs, backbone carriers and international access facilities. The BellSouth MIX provides a carrier-neutral foundation for a next-generation Internet infrastructure, supporting the bandwidth needs of Internet service companies and emerging broadband product offerings. It also establishes a beachhead for Internet development, strengthening Miami's claim to being an Internet "gateway to the world." BellSouth has the most technologically advanced network in the world - due in large part to our early adoption of fiber technology and a dedication to creating a first-class fiber infrastructure. The BellSouth MIX is another example of this technological leadership.



[GRAPHIC depicting Fiber Miles Deployed inserted here. ]
  (In  Millions)
        2Q00 -  3.24
        3Q00 -  3.37
        4Q00 -  3.48
        1Q01 -  3.62
        2Q01 -  3.81
Text - 95% of BellSouth customers in our top 30 markets are within 12,000 feet of a fiber connection.

[END OF GRAPHIC]






The Communications Group
Led by growth in digital and data

BellSouth's Communications Group manages the company's core domestic businesses -- all domestic wireline data, broadband, e>commerce, long distance, Internet services, and advanced and basic voice features. Services are marketed across three major customer segments -residential, business and wholesale.

On a normalized basis Communications Group segment revenues grew 2.9% in the second quarter, aided by strong growth in digital and data revenues, wholesale revenues, and by the company's marketing of packages and calling features. Offsetting these factors were impacts from the slowing economy, rate reductions, and the effect of competition. Local service revenue for this segment grew at 2.5%.

Calling Features

With nearly 61 million features in service, calling features generated $577 million in revenues in 2Q01, growing 8.5% over 2Q00. Growth was driven by Complete Choice(R), one of the industry's most successful bundled packages. Complete Choice combines unlimited local phone service with the ability to bundle all of the calling features a customer desires, at one monthly rate. Sales of the Complete Choice family of products grew 16% in 2Q01 to 5.9 million packages -- a penetration rate of one out of every three residential access lines.

BellSouth's leading calling features include:

- Caller ID, which increased 10% to over 8.7 million units -- a 48% penetration rate of residential customers

- Call Waiting Deluxe, which grew 22% in the past year to nearly 5.1 million features in service, a 29% penetration rate

- BellSouth VoiceMail, which climbed 10% to nearly 3.4 million mailboxes, a 17% penetration rate

- BellSouth(R) Privacy DirectorSM, a service the company began offering last year, which enables customers to screen out unwanted calls. The service gives the customer the option of answering a call, ignoring a call or sending a sales-reject message. Still in its early stages, Privacy Director grew more than four-fold in the past year, to nearly 700,000 customers.


[GRAPHIC depicting quarterly Calling Features Sold inserted here. ]
  (In  Millions)
        2Q00 -  54.7
        3Q00 -  56.4
        4Q00 -  57.7
        1Q01 -  59.7
        2Q01 -  60.6

Text - Calling Features grew 11% driven by Complete Choice, with a 33% penetration rate of consumer lines.

[END OF GRAPHIC]



Access Lines & Revenues

Network access revenue slowed to a growth rate of 1.3%, due primarily to higher incremental rate reductions and slower growth in MOUs.

Total switched access MOUs fell 4.8% in 2Q01, primarily as the result of access line loss and the continued migration of minutes to dedicated digital and data services and to alternative communications services such as wireless and e-mail.

Long distance revenue increased 4.1%. Strong growth in wireless long distance and prepaid long distance cards was offset to a degree by losses in intralata toll as toll messages declined 14%. These losses are driven by demand for Area Plus, a BellSouth package that combines a basic telephone line with an expanded local calling area. Area Plus packages grew 21% in the past year to over 2 million.

Other Communications Group revenues increased 9.6%, driven by growth in wireless interconnection revenues, offset by a reduction in payphone revenues, as BellSouth continues a phased transition out of this business that will be completed by year-end 2002.

Communications Group expenses

The Communications Group EBITDA margin was 50.9% in 2Q01. Communications Group total operating expenses increased 7.8%. The main factors were expenses related to DSL and other data initiatives, expenditures related to long distance entry, higher IT costs as BellSouth continues to automate more of its back office systems, and higher uncollectibles due to the slowing economy. Depreciation and amortization expense was higher including increased deployment of software since second quarter 2000.

BellSouth's technology deployment and customer focus continue to pay dividends in the marketplace. In Yankee Group's Technologically Advanced Family Survey released during the second quarter, BellSouth ranked No. 1 in "deserving of my loyalty" and placed first or second in five of the eight attributes studied. And, for the eighth year in a row, in the annual American Customer Satisfaction Index, BellSouth took top honors in customer satisfaction for local telephone service.

During the quarter, BellSouth introduced new ordering and billing capabilities at bellsouth.com, extending our online operations to increase customer service and satisfaction, and to reduce operating costs. BellSouth is encouraging customers to move from a paper bill to an e-mail bill and to pay online. BellSouth's goal is for half its customers to use electronic billing and payment. Customers can also make changes to their account online and order services on the Internet.


Domestic Wireless

Cingular delivers strong revenue and EBITDA growth

Cingular, BellSouth's domestic wireless joint venture, grew total customers by 701,000 and service revenues by 14.4% during the second quarter. Cingular's nationwide footprint serves over 21.2 million cellular and PCS customers.

Driven by Cingular's nationwide footprint, and demand for the company's array of voice and data services, total Cingular revenues increased 13.6% to $3.6 billion. With a balanced approach to growth and profitability, Cingular improved EBITDA 19.0% over 2Q00 to $1.3 billion. The EBITDA margin increased to 37.5% from 31.7% in 1Q01, a 580-basis point improvement. Cash operating expenses were down slightly from 1Q01, as advertising and branding costs from the successful nationwide introduction of the Cingular brand during the first quarter diminished. In less than six months, Cingular has created one of the most recognizable wireless brands in the United States.

Cingular ended the second quarter with 21.2 million customers, an increase of 16.9% over the same quarter a year earlier. In addition, Cingular Interactive increased its total customer base to 689 thousand, an 80% increase over the prior year.

Capitalizing on the branding concept of "self-expression," Cingular continues to be a leader in wireless innovation, introducing new data and voice services with a focus on the customer. In June, Cingular announced a revolutionary, interactive retail store concept that breaks the "gadget barrier," allowing customers to try various wireless services before buying. In addition, during the second quarter Cingular unveiled the wireless industry's first national customer relocation program as part of its Customer Promise. This first-of-its-kind program allows the customer to make one phone call to a dedicated Cingular team to take care of all their needs related to transferring their wireless service to another part of the country. These innovations, coupled with enhanced services such as customized ringtones and Cingular DirectBill - a unique service that bills purchases made by wireless phone or from the Internet to the customer's current wireless phone bill - are attracting and retaining customers seeking a quality wireless experience.

[GRAPHIC depicting Cingular Wireless Customer Growth inserted here. ]
  (In  Millions)
        2Q00 - 18.1
        3Q00 - 18.9
        4Q00 - 19.7
        1Q01 - 20.5
        2Q01 - 21.2

Text - Cingular,  BellSouth's  domestic  wireless joint venture,  grew customers
     16.9% over 2Q00

[END OF GRAPHIC]


Beginning in the fourth quarter of 2000, BellSouth's reported consolidated income statement no longer reflects revenues and expenses from domestic wireless. Net earnings from BellSouth's share of Cingular are included in Other Income on BellSouth's Consolidated Statement of Income - Reported Basis. Cingular's pro forma financial statements for 2Q01, and for 1999 and 2000, can be accessed at www.bellsouth.com/investor.


Latin America Group
Delivers strong operating cash flow growth

Wireless service revenues from BellSouth's Latin America segment grew almost 10%, driven by growth in Ecuador and the addition of Colombia. Total operating revenues, which include our advertising and publishing business, grew 10.4%, after adjusting for the impact of foreign exchange declines. Consolidated ARPU declined to $26, impacted by the increased penetration of cellular service into the mass consumer market and by foreign currency weakness.

BellSouth reduced operating and support expenses by 3.3% quarter-over-quarter, resulting in 34% growth of consolidated EBITDA to $244 million. Operating cash flow margin improved 670-basis points over 2Q00 to 32.6%. On a proportionate basis as well, the company achieved strong EBITDA margins driven by solid operational performance in Brazil, a non-consolidated subsidiary. The Latin America Group portfolio generated a net income loss for the quarter of $119 million, primarily related to foreign currency losses and Colombia.

With a targeted marketing approach focused on acquiring the right customer at the right price, BellSouth added over 304,000 proportionate wireless customers during the second quarter. The company's Latin American wireless equity customer base reached 7.9 million, a 39% increase over last year, driven by continued growth in Brazil and Chile, and the acquisition of Colombia.

[GRAPHIC depicting Latin America Group Wireless Customer Growth inserted here.]
  (In  Thousands)
        2Q00 - 5,667
        3Q00 - 6,541
        4Q00 - 6,906
        1Q01 - 7,574
        2Q01 - 7,894

Text - BellSouth's proportionate Latin America customers grew by 2.2M over 2Q00, a 39% growth rate.

[END OF GRAPHIC]



BellSouth Latin America is continuing to leverage the scale of its global operations to reduce expenses and increase cash flow. The company's supply chain management team is focused on obtaining cost savings in IT, network equipment and handsets. The company recently reached new agreements with handset providers, which are projected to result in cost savings of approximately $40M over the next year.

In May, BellSouth and StarMedia Network, the leading Internet media company targeting Spanish- and Portuguese-speaking audiences, formed a strategic alliance to create the first multi-access portal in Latin America. The portal will allow the 12 million customers of BellSouth's affiliates throughout Latin America to access the Internet from a variety of devices, including personal computers, wireless interfaces like SMS and WAP, and even a voice interface over any cellular phone. The co-branded portal will begin to offer services to BellSouth's customers within the next six months.


Worldwide Wireless

On  a  proportionate   basis,   worldwide  wireless  customer  growth  was  42%,
demonstrating the increasing demand for wireless services globally. Led by E-Plus in Germany, BellSouth's Europe and other non-Latin properties contributed 184,000 proportionate net adds during the quarter to bring the proportionate customer base to 2.8 million, a 45% growth rate over 2Q00.

From 2Q00,  BellSouth's  worldwide wireless total customer base increased 87% to
44.7 million throughout sixteen countries, with a total population of 556 million.

Additional Details

Domestic Advertising and Publishing

BellSouth's advertising and publishing revenues fell 1.1% -- driven by slowing volume growth in the domestic books. EBITDA fell 4% to $202 million, driving an EBITDA margin of 45.6%.



BellSouth consolidated results

Interest expense increased 18.7% over 2Q00, primarily driven by interest expense related to Cingular but which is offset by Cingular interest income booked to the Other Income/Expense line. Adjusting for the higher interest expense related to Cingular, interest expense would have grown only 0.6%, driven by debt related to Colombia and to the buyout of our partners in our Carolinas PCS operations, but offset by lower short-term interest rates.

The effective tax rate for 2Q01 was 37.5%.

BellSouth's capital expenditures for 2Q01 were $1.7 billion, a decrease of 2.2% over 2Q00. The first half of this year has seen a ramp-up due to heavier spending on DSL and long distance entry. Total cumulative costs related to long distance entry are about $1.6 billion. BellSouth's level of investment in its networks has remained fairly stable and consistent over time, allowing BellSouth to lead the industry in broadband deployment, with 95% of the customers in our top metros within 12,000 feet of a fiber connection. The company's success in managing its network is clear - today BellSouth has about 700 broadband switches, over 20,000 SONET rings, and over 3.8 million miles of fiber deployed in its network.



Long distance entry update

Earlier this year, BellSouth passed a major long distance milestone in Georgia when KPMG delivered its final report to the Georgia PSC. After evaluating over 1,170 criteria in testing BellSouth's OSS, the independent auditor told the PSC that BellSouth satisfied over 96% of the sample criteria, with actual orders from CLECs flowing through at an even better rate than the samples. The same OSS systems support local competition across BellSouth's nine-state region. In late May, BellSouth filed a notification with the Georgia PSC with a decision targeted in late August. An FCC filing is expected in September. OSS testing continues in Florida. BellSouth filed with the PSC in late May with a state decision expected in December, followed by an FCC filing in late December or January. BellSouth has also filed with all of our other 7 states. A PSC decision is expected in September in Louisiana, Alabama, Mississippi and South Carolina - with an FCC filing expected in those states later in the year. A December PSC decision is expected in North Carolina with an FCC filing expected shortly thereafter. Kentucky and Tennessee dates are still to be determined.



2001 Guidance

BellSouth is adjusting its earnings per share guidance of 7-9% growth for the full year 2001 due to the impact of deteriorating economic growth and foreign exchange losses. The adjustments are as follows:

New normalized EPS guidance             $2.25 - $2.30

Impact of the economy                           $0.05
                                        $2.30 - $2.35
Impact of YTD incremental FX losses             $0.05
Previous normalized EPS guidance        $2.35 - $2.40


BellSouth reaffirms 2001 guidance for the following financial and business metrics:

-   Total operating revenue growth, including Cingular, of 9 - 11%

-   Data revenue growth of approximately 30%

-   DSL high-speed Internet customers of 600,000 at 12/31/01

-   Capital expenditures of $5.5 - $6.0 billion

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This document contains forward-looking  statements,  and actual results may vary
significantly   depending  on  factual   developments,   including  whether  our
assumptions materialize. We refer you to our form 10-K, 10-Qs, and 8-Ks that we have filed with the SEC, which discuss factors that may cause actual results to differ materially from those forecast. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

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